Exhibit 2.1

Execution Version

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

by and among

SAN MATEO MIDSTREAM, LLC,

LONGWOOD MIDSTREAM HOLDINGS, LLC

and

FP MMP HOLDINGS LLC

Dated as of February 17, 2017

i

4.19	Financial Advisors	27
4.20	Financing; Financial Capability.	27
4.21	Investment Intent; Investment Experience	27
4.22	Solvency	27
4.23	Independent Investigation	27
4.24	No Other Representations or Warranties; Schedules	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIVE POINT		28

5.1	Organization and Good Standing	28
5.2	Authorization of Agreement	28
5.3	Conflicts; Consents of Third Parties.	29
5.4	Litigation	29
5.5	Financial Advisors	29
5.6	Financing; Financial Capability.	29
5.7	Investment Intent; Investment Experience	30
5.8	Independent Investigation	30
5.9	No Other Representations or Warranties; Schedules	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		31

6.1	Organization and Good Standing	31
6.2	Authorization of Agreement	31
6.3	Conflicts; Consents of Third Parties.	31
6.4	Financial Advisors	31

ARTICLE VII COVENANTS		32

7.1	Further Assurances	32
7.2	Tax Matters.	32
7.3	Confidentiality.	34
7.4	Preservation of Records.	35
7.5	Publicity	35
7.6	Consents	35
7.7	Additional Post-Closing Matters	36

ARTICLE VIII SURVIVAL; INDEMNIFICATION		36

8.1	Survival.	36

8.2	Indemnification by the Purchasers	36
8.3	Indemnification by the Company.	37
8.4	Indemnification Claim Procedures.	37
8.5	Limitations.	39

ARTICLE IX MISCELLANEOUS		40

9.1	Expenses	40
9.2	Submission to Jurisdiction; Venue; Arbitration.	40
9.3	Entire Agreement; Amendments and Waivers.	42
9.4	Governing Law	43
9.5	Notices	43
9.6	Severability	44
9.7	Binding Effect; Assignment	44
9.8	Non-Recourse	44
9.9	Counterparts.	45

Exhibits

Exhibit A-1	Rustler Breaks Assets
Exhibit A-2	Rustler Breaks Plant Description
Exhibit A-3	Wolf Assets
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Contribution Adjustment Illustration
Exhibit D	CapEx Budget

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

This SUBSCRIPTION AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of February 17, 2017, is by and among San Mateo Midstream, LLC, a Texas limited liability company (the “Company”), Longwood Midstream Holdings, LLC, a Texas limited liability company (“Longwood”), and FP MMP Holdings LLC, a Delaware limited liability company (“Five Point” and, together with Longwood, the “Purchasers”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company has been formed as a Texas limited liability company through the filing of its certificate of formation in the office of the Secretary of State of the State of Texas;

WHEREAS, the Purchasers desire to be admitted as Members of the Company and, in connection therewith, (i) Longwood is willing to contribute the Contributed Interests and $5,100,000 in cash to the Company and commit to contribute up to an additional $71,400,000 in cash to the Company and (ii) Five Point is willing to contribute $176,400,000 in cash to the Company and commit to contribute up to an additional $68,600,000 in cash to the Company;

WHEREAS, the Company is willing (i) to acquire and accept the Contributed Interests and the Longwood Initial Cash Contribution from Longwood and (ii) to accept the Five Point Initial Cash Contribution in cash from Five Point; and

WHEREAS, in consideration of the contributions to be made by the Purchasers as described above, the Company will issue to the Purchasers the Securities, and the Purchasers shall be admitted as Members of the Company, upon the terms and subject to the conditions set forth herein and in the Limited Liability Company Agreement of San Mateo Midstream, LLC, to be entered into as of the Closing Date by and among the Purchasers (the “Company Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“AAA” has the meaning set forth in Section 9.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Company will not be deemed to be an Affiliate of Longwood or Five Point.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Expenses” has the meaning set forth in the Company Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Balance Sheets” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means, with respect to any Person, any “pension plan” (as defined in Section 3(2) of ERISA), any “welfare plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other retirement plan, pension plan or other forms of post-retirement compensation, welfare benefit plan, employment agreement, offer letter, insurance coverage, workers compensation, severance benefits, deferred compensation, bonus plans (whether payable in cash or equity, and including annual, performance-based, change in control, retention and stay bonuses), profit sharing plan, equity or equity-based incentive compensation plan (including stock options, stock purchase, phantom stock, restricted stock, and stock appreciation rights), holiday pay, vacation, paid time off, medical, dental, vision, disability, death benefits, sick leave, fringe benefits, supplemental unemployment, personnel policy or any other similar plan, program, agreement, arrangement or policy, in each case, (i) sponsored, maintained, entered into, contributed to or required to be contributed to by such Person or an ERISA Affiliate of that Person for the benefit of any current or former director, manager, officer or employee of that Person, or (ii) with respect to which such Person may have any liability.

“Black River Water” means Black River Water Management Company, LLC, a Texas limited liability company and Subsidiary of Longwood.

“Book Basis” has the meaning set forth in the Company Agreement.

“Books and Records” means all land, title, engineering, environmental, employee, operational and pipeline integrity data and records, customer files and documents (including credit information), supplier lists, records, literature and correspondence and other data, files, documents, instruments, Tax Returns and related workpapers and records from accountants, whether in physical or digital format, which relate to the assets and properties of the Contributed Entities (including the Midstream Assets) or the business operations of the Contributed Entities.

“Business Day” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“Capex Budget” means the capital expenditure budget set forth in Exhibit D hereto.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Month” means the calendar month in which the Closing occurs.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” has the meaning set forth in the Company Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Agreement” has the meaning set forth in the Recitals to this Agreement.

“Company Documents” has the meaning set forth in Section 6.2.

“Company Indemnified Parties” has the meaning set forth in Section 8.2.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, warranty, understanding, arrangement or legally binding commitment or undertaking of any nature.

“Contributed Entities” means DLK Black River, Longwood RB, Longwood Wolf, Black River Water and Fulcrum Delaware Water Resources, LLC.

“Contributed Interests” means 100% of the outstanding equity interests in the Contributed Entities.

“Contribution Adjustment Amount” means an amount, whether positive or negative, equal to (i) an amount, whether positive or negative, equal to Net Working Capital minus Target Net Working Capital minus (ii) the Operating Amount and calculated in a manner that is consistent with the illustrative calculation in Exhibit C.

“Current Assets” means (i) cash and cash equivalents, inventory, accounts receivable, prepaid expenses and deposits, including amounts owed to any Contributed Entity associated with any gas imbalances (including fees for penalties) relating to gas deliveries prior to the Closing Date, and (ii) oil, natural gas or natural gas liquid inventories held, as of the Closing Date, in storage tanks associated with the Midstream Assets, but excluding: (a) the portion of any prepaid expense or deposit of which the Company will not receive the benefit following the Closing Date; (b) receivables owed to any Contributed Entity from its Affiliates unless such receivables are generated by the operations of the Midstream Assets; (c) any prepaid Rights-of-Way costs; and (d) any deferred tax assets, in each case, determined in accordance with GAAP applied using the same accounting methods, practices and principles, with consistent classifications and estimation methods used in the preparation of the applicable Balance Sheet.

“Current Liabilities” means trade accounts payable and accrued current liabilities, including (a) amounts owed by any Contributed Entity associated with any gas imbalances (including fees for penalties) relating to gas deliveries prior to the Closing Date, (b) any unpaid costs and expenses owed by the Contributed Entities as of the Closing Date with respect to the Midstream Assets and (c) accrued and unpaid costs and expenses with respect to the purchase of goods or services relating to the engineering, procurement or construction of the Midstream Assets, but excluding: (w) payables owed by any Contributed Entity to its Affiliates unless such payables relate to the operations of the Midstream Assets; (x) any current obligations related to periods after the Closing Date under leases required to be capitalized in accordance with GAAP; (y) the current portion of any asset retirement obligations of any Contributed Entity and (z) any deferred tax liabilities, in each case, determined in accordance with GAAP applied using the same accounting methods, practices and principles, with consistent classifications and estimation methods used in the preparation of the applicable Balance Sheet.

“Damages” has the meaning set forth in Section 8.2.

“Deductible” has the meaning set forth in Section 8.5(a).

“DLK Black River” means DLK Black River Midstream, LLC, a Texas limited liability company and subsidiary of Longwood.

“Effective Date” means February 1, 2017.

“Environmental Law” means any applicable Law, including the common law, or any Order relating to pollution, the protection, restoration, or remediation of or prevention of harm to the environment (including soil, land, surface or subsurface strata, surface waters, groundwater, drinking water, sediments, ambient air, and plant and animal life) or natural resources, or the protection of human health and safety as such relates to exposure to Hazardous Materials, including Laws and Orders relating to (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which would be considered a single employer with that Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections as of any relevant date of determination.

“Final Allocation” has the meaning set forth in Section 7.2(h).

“Final Contribution Adjustment Amount” means an amount, whether positive or negative, equal to (i) an amount, whether positive or negative, equal to Final Net Working Capital minus Target Net Working Capital minus (ii) the Final Operating Amount and calculated in a manner that is consistent with the illustrative calculation in Exhibit C.

“Final Net Working Capital” means Net Working Capital (i) as shown in Longwood’s calculation delivered pursuant to Section 2.3(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Five Point and Longwood pursuant to Section 2.3(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(c).

“Final Operating Amount” means the Operating Amount (i) as shown in Longwood’s calculation delivered pursuant to Section 2.3(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Five Point and Longwood pursuant to Section 2.3(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(c).

“Five Point” has the meaning set forth in the Preamble to this Agreement.

“Five Point Agreements” has the meaning set forth in Section 5.2.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.11(b) (solely with respect to the Commercial Agreements), 4.19, 5.1, 5.2, 5.5, 5.7, 6.1, 6.2 and 6.4.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory or other jurisdiction of any nature or (ii) government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, chemical, material or waste that is (i) defined or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” “petroleum,” “oil,” or other words of similar meaning and effect under any Law relating to pollution, waste, human health and safety or the environment or (ii) that can form the basis of any Liability under any Law relating to pollution, waste, human health and safety or the environment.

“Hydrocarbons” means oil, natural gas, ethane, propane, ethylene, propylene and other liquid and gaseous hydrocarbons.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any), and accrued and unpaid interest in respect of indebtedness of such Person for borrowed money, including indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices and other accrued Current Liabilities); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Independent Accountant” has the meaning set forth in Section 2.3(c).

“Intellectual Property” means all intellectual property rights used by the Company arising from or in respect of the following: (i) all technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data and (ii) all software of the Company.

“Interest” has the meaning set forth in the Company Agreement.

“Interim Expense Amount” means all costs and expenses incurred by the Contributed Entities during the Interim Period (as allocated in accordance with the definition of Operating Amount) in accordance with GAAP (whether accrued on the balance sheet of a Contributed Entity or paid in cash) in connection with the acquisition, ownership, construction, development, operation and maintenance of the Midstream Assets, including, without duplication, (i) capital expenditures and other development costs and expenditures to the extent incurred in the Ordinary Course of Business and in accordance with the CapEx Budget and (ii) Allocable Expenses reasonably incurred during the Interim Period; provided, however, that for the avoidance of doubt, “Interim Expense Amount” shall not include (1) any interest costs, commitment fees (whether for unused borrowings or otherwise), letter of credit fees or other fees relating to Indebtedness or (2) any costs or expenses incurred during the Interim Period to cure any matter that would have constituted a breach or inaccuracy of any representation or warranty of Longwood under Article IV (without regard to any limitation or qualification as to materiality or Material Adverse Effect) as if such representation or warranty has been made as of the date such cost or expenditure is incurred.

“Interim Period” means the period from 12:01 a.m., Dallas, Texas time, on the Effective Date through 11:59 p.m., Dallas, Texas time, on the day prior to Closing Date.

“Interim Revenue Amount” means the sum of all income and revenues of the Contributed Entities in respect of the Midstream Assets earned during the Interim Period (as allocated in accordance with the definition of Operating Amount) in accordance with GAAP (whether accrued on the balance sheet of a Contributed Entity or received in cash).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Longwood” means the actual knowledge of those Persons identified on Schedule 1.1(a)(i) without any duty of inquiry.

“Knowledge of Five Point” means the actual knowledge of those Persons identified on Schedule 1.1(a)(ii) without any duty of inquiry.

“Law” means any foreign, federal, state, local or municipal law, statute, constitution, principle of common law, edict, decree, code, ordinance, rule or regulation.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, equity, strict liability or otherwise) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal or other transfer restriction, easement, servitude, proxy, voting trust or similar agreement.

“Limitation Exceptions” has the meaning set forth in Section 8.5(a).

“Longwood” has the meaning set forth in the Preamble to this Agreement.

“Longwood Agreements” has the meaning set forth in Section 4.2.

“Longwood RB” means Longwood RB Pipeline, LLC, a Texas limited liability company and Subsidiary of Longwood.

“Longwood Wolf” means Longwood Wolf Pipeline, LLC, a Texas limited liability company and Subsidiary of Longwood.

“Material Adverse Effect” means any change, effect, event, matter or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (a) in the case of Longwood, the ability of Longwood to perform its obligations under this Agreement, or (b) in all cases, the business, properties, assets, liabilities, financial condition or results of operations of the Contributed Entities, taken as a whole; provided, however, that for purposes of this clause (b), in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) changes in, or conditions affecting, the economy in the United States or any other country in the world; (ii) changes in, or conditions affecting, the financial markets in the United States or any other country in the world; (iii) acts or failures to act by any Governmental Body; (iv) changes in, or conditions affecting, the oil and gas industry, including changes in the prices of Hydrocarbons; (v) hostilities, acts of war, sabotage, terrorism, military actions or other similar events or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (vi) natural disasters, including earthquakes, hurricanes, tornados, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (vii) changes in Laws or GAAP, or in the interpretation thereof; (viii) any failure by any Person to meet any of its financial projections, forecasts, budgets or estimates (it being understood and agreed that the exception in this clause (viii) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, matters, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (ix) the execution of this Agreement or the announcement, disclosure or pendency of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, vendors, partners or employees); provided, that the exception in this clause (ix) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.3; and (x) compliance with the terms of, or the taking of any action required by, any Transaction Agreement, as applicable, or taking any action at the written request of Five Point; provided, that the exception in this clause (x) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.3, in each case of clauses (i) through (vii), to the extent that such acts or events do not disproportionately affect the Contributed Entities, taken as a whole, relative to other similarly situated participants in the industries of the Contributed Entities.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Midstream Assets” means the Wolf Assets and the Rustler Breaks Assets.

“Net Working Capital” means an amount, whether positive or negative, equal to the Current Assets of the Contributed Entities, as a whole, minus the Current Liabilities of the Contributed Entities, as a whole, in each case as of the close of business on the day prior to the Closing Date and calculated in a manner that is consistent with the illustrative calculation in Exhibit C; provided, that, notwithstanding anything herein to the contrary, for purposes of calculating Net Working Capital for a Closing Date that occurs on a day other than the first day of a month, for each component of Net Working Capital that directly corresponds to, and is derived from, a component of the Operating Amount, the pro rata amount used for such component in the calculation of Operating Amount shall be the corresponding amount used for purposes of calculating Net Working Capital.

“NGA” has the meaning set forth in Section 4.18.

“Non-Party Affiliates” has the meaning set forth in Section 9.8.

“Operating Amount” means an amount, whether positive or negative, equal to the Interim Revenue Amount minus the Interim Expense Amount and calculated in a manner that is consistent with the illustrative calculation in Exhibit C; provided, that, notwithstanding anything herein to the contrary, for purposes of computing the Operating Amount for a Closing Date that occurs on a day other than the first day of a month, the components of the Operating Amount related to the operations of the Company during the Closing Month will be allocated to the Interim Period on a pro rata basis using a fraction, the numerator of which is the number of days in the Closing Month prior to the Closing Date and the denominator of which is the number of days in the Closing Month.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Contributed Entities through the date hereof, consistent with past practices of the Contributed Entities and consistent with the customary industry practices of entities who own assets similar to the Midstream Assets.

“Organizational Documents” means, with respect to any entity, the documents governing the formation, operation and governance of such entity, including (i) in the case of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (ii) in the case of a limited partnership, the certificate of formation and the limited partnership agreement of such limited partnership and (iii) in the case of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.

“Owned Property” and “Owned Properties” have the meanings set forth in Section 4.8(a).

“Party” means each of Longwood, the Company and Five Point, individually, and “Parties” means Longwood, the Company and Five Point, collectively.

“Performance Incentive Agreement” means that certain letter agreement to be entered into as of the Closing Date between the Company, Five Point, FP MMP Partners LLC, a Delaware limited liability company, Longwood and MRC Permian Company, a Texas corporation.

“Permits” means the approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Five Point, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that an appropriate reserve is established therefor, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that secure obligations that are not delinquent, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; provided, that such regulations have not been violated, (v) title of a lessor under a capital or operating lease; provided, that such lease has been complied with, (vi) encumbrances on title arising by operation of any applicable United States federal, state or foreign securities Laws; provided, that such Laws have not been violated and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or in any manner materially impair or interfere with the present use of any asset subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proposed Allocation” has the meaning set forth in Section 7.2(h).

“Purchasers” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.3.

“Real Property Interests” means the Real Property Leases, Rights-of-Way and all other surface use and sub-surface use agreements, licenses and leases and real property interests (other than the Owned Properties) related to the Midstream Assets.

“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 4.8(a).

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Retained Agreements” has the meaning set forth in Section 7.6.

“Rights-of-Way” has the meaning set forth in Section 4.8(a).

“Rustler Breaks Assets” means (i) the Rustler Breaks Plant, (ii) the certain gas gathering and compression system and produced water gathering assets located in Eddy

County, New Mexico, as set forth in more detail on Exhibit A-1 hereto and (iii) those certain produced water disposal assets located in Eddy County, New Mexico, as set forth in more detail on Exhibit A-1 hereto.

“Rustler Breaks Plant” means that certain gas processing plant located in Eddy County, New Mexico, as more fully described on Exhibit A-2 hereto.

“Securities” means, with respect to a Purchaser, the Interest of such Purchaser in the Company following the Closing as set forth in the Company Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Matters” has the meaning set forth in Section 8.2.

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity (i) of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity or having the right to receive more than 50% of the distributions to be made by such corporation, partnership or other entity (either generally or upon liquidation of such corporation, partnership or other entity) are at the time owned by such Person or (ii) the management of which is otherwise controlled by such Person.

“Target Net Working Capital” means an amount equal to $0.00.

“Tax” or “Taxes” means all taxes, levies, imposts and similar assessments paid or payable to a Governmental Body, including, but not limited to, all net income, gross income, gross receipts, sales, use, value added, services, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp or occupancy taxes, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to any such tax or other charge.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Agreements” means this Agreement, the Company Agreement, the Performance Incentive Agreement and the Commercial Agreements.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Wolf Assets” means (i) that certain natural gas, crude oil and water gathering system and related assets located in Loving County, Texas, as set forth in more detail on Exhibit A-3 hereto and (ii) those certain produced water disposal assets located in Loving County, Texas, as set forth in more detail on Exhibit A-3 hereto.

1.2 Other Definitional and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Breach. When the term “breach” is used in this Agreement in the context of a covenant or agreement of a Person, the term includes a breach or failure to perform.

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ or “dollars” shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed on one Schedule shall be deemed to be disclosed on each other Schedule of which it is reasonably apparent from the face of such disclosure that such disclosure is applicable to another Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Securities. In accordance with and subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall severally purchase from the Company, the Securities free and clear of any and all Liens (other than restrictions on transfer under the Company Agreement or under state or federal securities laws).

2.2 Consideration. As consideration for the Securities, at the Closing the Purchasers shall contribute, pay and commit to pay certain assets and cash, as applicable, to the Company as follows:

(a) At the Closing, Longwood shall (i) contribute to the Company the Contributed Interests (which Contributed Interests have an agreed initial Book Basis of $350,000,000) and cash in the amount of $5,100,000, which contributions, when made, shall be treated as Capital Contributions (as defined in the Company Agreement) to the Company pursuant to the Company Agreement, and (ii) commit to pay to the Company pursuant to Section 4.1 of the Company Agreement up to $71,400,000 in cash; and

(b) At the Closing, Five Point shall (i) contribute to the Company cash in the amount of $176,400,000, which contribution, when made, shall be treated as a Capital Contribution to the Company pursuant to the Company Agreement, and (ii) commit to pay to the Company pursuant to Section 4.1 of the Company Agreement up to $68,600,000 in cash.

2.3 Contribution Adjustment Amount.

(a) Within 120 days after the Closing Date, Longwood shall cause to be prepared and delivered to the Company and Five Point a statement (the “Closing Statement”) setting forth Longwood’s calculation of (i) Net Working Capital, (ii) the Operating Amount and (iii) the Contribution Adjustment Amount.

(b) If Five Point disagrees with Longwood’s calculation of the Contribution Adjustment Amount (or any component thereof) delivered pursuant to Section 2.3(a), Five Point may, within 60 days after delivery of the Closing Statement, deliver a notice to Longwood stating that Five Point disagrees with any such calculation and specifying in reasonable detail those items or amounts as to which Five Point disagrees and the basis therefor. If Five Point fails to deliver a notice by the conclusion of such 60-day period, Five Point shall be deemed to have agreed with all items and amounts contained in the Closing Statement and the calculation of the Contribution Adjustment Amount delivered pursuant to Section 2.3(a) shall be the Final Contribution Adjustment Amount.

(c) If a notice of disagreement shall be timely delivered pursuant to Section 2.3(b), Five Point and Longwood shall, during the 60 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Net Working Capital, the Operating Amount or the Contribution Adjustment Amount, as applicable. If during such period Five Point and Longwood are unable to reach such agreement, they shall promptly thereafter cause Pricewaterhouse Coopers LLP (or if unable or unwilling to accept its mandate, an independent accounting firm to be mutually agreed upon by Five Point and Longwood) (Pricewaterhouse Coopers LLP or such other independent accounting firm, as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Contribution Adjustment Amount (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Five Point and Longwood agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and the Contribution Adjustment Amount have been finally determined pursuant to this Section 2.3. Each of Five Point and Longwood agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Five Point and Longwood shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and the calculation of the Contribution Adjustment Amount as to which Five Point has disagreed in its notice of disagreement duly delivered pursuant to Section 2.3(b). The Independent Accountant shall deliver to Five Point and Longwood, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Five Point and Longwood (absent fraud or manifest error), and neither Five Point nor Longwood shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. Any fees and expenses of the Independent Accountant shall be borne one-half by Five Point and one-half by Longwood.

(d) Longwood shall, and shall cause its representatives to, cooperate with Five Point with respect to any review of the Closing Statement prior to the objection deadline referred to in Section 2.3(b), including the making available, to the extent reasonably necessary, of books, records, work papers and personnel during regular business hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law.

(e) (i) If the Final Contribution Adjustment Amount, as finally determined pursuant to this Section 2.3, is a positive amount (i.e., greater than $0.00), the Company shall pay to Longwood, out of the Initial Capital Contributions (as defined in the Company Agreement), cash in an amount equal to the Final Contribution Adjustment Amount, or (ii) if the Final Contribution Adjustment Amount is a negative amount (i.e., less than $0.00), as finally determined pursuant to this Section 2.3, Longwood shall pay to the Company cash in an amount equal to the Final Contribution Adjustment Amount (expressed as a positive amount).

ARTICLE III

CLOSING; CLOSING DELIVERABLES

3.1 Closing. The closing (the “Closing”) of the purchase and sale of the Securities and the other transactions contemplated by this Agreement shall be held at 9:00 a.m., Dallas, Texas time, on the date hereof (the “Closing Date”), but effective as of 12:01 a.m., Dallas, Texas time, at such location or locations as the parties shall mutually agree.

3.2 Closing Deliverables.

(a) At the Closing, Longwood shall deliver (or cause its applicable Affiliate to deliver, in the case of the Performance Incentive Agreement and the Commercial Agreements) each of the following:

(i) to the Company, cash in the amount of $5,100,000;

(ii) to the Company, a duly executed counterpart of an Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”);

(iii) to the Company, duly executed counterparts of each Commercial Agreement;

(iv) to the Company, a certificate, duly executed and acknowledged by Longwood (or, in the event Longwood is disregarded as an entity separate from its owner for U.S. federal income tax purposes, by its owner) in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2)(iv) stating that Longwood (or, in the event Longwood is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its owner) is not a “foreign person” within the meaning of Section 1445 of the Code;

(v) to Five Point, duly executed counterparts of the Company Agreement and the Performance Incentive Agreement; and

(vi) to Five Point, such other documents as Five Point shall reasonably request in connection with the consummation of the transactions contemplated by Article II.

(b) At the Closing, Five Point shall deliver each of the following:

(i) to the Company, cash in the amount of $176,400,000;

(ii) to the Company, a certificate, duly executed and acknowledged by Five Point (or, in the event Five Point is disregarded as an entity separate from its owner for U.S. federal income tax purposes, by its owner) in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2)(iv) stating that Five Point (or, in the event Five Point is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its owner) is not a “foreign person” within the meaning of Section 1445 of the Code;

(iii) to Longwood, duly executed counterparts of the Company Agreement and the Performance Incentive Agreement; and

(iv) to Longwood, such other documents as Longwood shall reasonably request in connection with the consummation of the transactions contemplated by Article II.

(c) At the Closing, the Company shall deliver each of the following:

(i) to Longwood, duly executed counterparts of the Assignment and Assumption Agreement and each Commercial Agreement;

(ii) to Five Point and to Longwood, duly executed counterparts of the Performance Incentive Agreement; and

(iii) to the Purchasers, such other documents, certificates, filings or other agreements as either Purchaser shall reasonably request in connection with the consummation of the transactions contemplated by Article II.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LONGWOOD

Longwood hereby represents and warrants to the Company and Five Point that:

4.1 Organization and Good Standing. Each of Longwood and each Contributed Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and Longwood and each Contributed Entity has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth on Schedule 4.1, the Contributed Entities are duly qualified or authorized to do business and are in good standing under the laws of each jurisdiction in which they own or lease real property and each other jurisdiction in which the conduct of their business or the ownership of their properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authorization of Agreement. Longwood has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, including the Company Agreement (the “Longwood Agreements”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Longwood Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Longwood. This Agreement has been, and each of the other Longwood Agreements will be at or prior to the Closing, duly and validly executed and delivered by Longwood and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Longwood Agreement, when so executed and delivered will constitute, the legal, valid and binding obligations of Longwood, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Longwood of this Agreement or the Longwood Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Longwood with any of the provisions hereof or thereof will conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or give rise to any obligation of Longwood to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens, other than Permitted Liens, upon any of the material assets of Longwood or any of the Contributed Entities under, any provision of (i) the Organizational Documents of Longwood or any of the Contributed Entities; (ii) any Material Contract or Permit to which Longwood or any of the Contributed Entities are a party or by which any of the properties or assets of Longwood or any of the Contributed Entities is bound; (iii) any Order of any Governmental Body applicable to Longwood or any of the Contributed Entities or by which any of the properties or assets of any of the Contributed Entities are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Longwood in connection with the execution and delivery of this Agreement or the other Longwood Agreements or the compliance by Longwood with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby or the taking by Longwood of any other action contemplated hereby, except for the consents, waivers, approvals, Orders, Permits, authorizations of, or declarations or filings with any Governmental Body which (i) have been obtained or (ii) are customarily made or obtained following the Closing.

4.4 Title to the Contributed Interests; Capitalization.

(a) Longwood is the record and beneficial owner of the Contributed Interests, free and clear of any and all Liens (other than restrictions on transfer that may be imposed under state or federal securities laws or the Organizational Documents of any Contributed Entity). The transfer, assignment and delivery of the Contributed Interests to the Company will convey to the Company good and marketable title to the Contributed Interests, free and clear of any and all Liens (other than restrictions on transfer that may be imposed under state or federal securities laws or the Organizational Documents of any Contributed Entity).

(b) All Contributed Interests are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights or any other agreement, arrangement or commitment, including a purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal and state securities Laws. Except as set forth in the Organizational Documents of each Contributed Entity, there is no outstanding purchase option, call option, right of first refusal, subscription right, phantom equity, equity appreciation or any similar right with respect to the Contributed Interests or any other equity interest in any of the Contributed Entities. Except for the Organizational Documents of each Contributed Entity, there are no agreements, arrangements, commitments or claims relating to the Contributed Interests or obligating a Contributed Entity or any other Person to issue, transfer or sell or cause to be issued, transferred or sold any Contributed Interest or obligating a Contributed Entity or any such Person to grant, extend or enter into any such option, warrant, call, preemptive right, phantom equity or equity appreciation, subscription, commitment or claim and no such instruments are outstanding. Except for the Contributed Interests and as set forth in the Organizational Documents of each Contributed Entity, no voting or non-voting securities or any other equity interests are issued, reserved for issuance or outstanding with respect to a Contributed Entity, and there are no rights or instruments outstanding to acquire any such securities or equity interests in any Contributed Entity. There are no convertible securities of any Contributed Entity outstanding which upon conversion would require the issuance of any equity interests of any Contributed Entity or other securities convertible into shares of equity interests of any Contributed Entity. Except as set forth in the Organizational Documents of each Contributed Entity, there is no obligation (contingent or otherwise) of any Contributed Entity to purchase, redeem or otherwise acquire any of the Contributed Interests or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c) Schedule 4.4(c) sets forth a list of each Subsidiary of Longwood immediately prior to the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.4(c), no Contributed Entity owns any stock, membership interest, partnership interest or other equity interest in any Person.

4.5 Financial Statements and Related Information.

(a) Longwood has made available to Five Point copies of the unaudited consolidated balance sheets of each Contributed Entity at December 31, 2016, in each case, which sets forth in reasonably sufficient detail such Contributed Entity’s assets and liabilities (such balance sheets, including any related notes and schedules thereto, are referred to herein as the “Balance Sheets”). Except as set forth in the notes thereto and as disclosed on Schedule 4.5(a), the Balance Sheets have been prepared in accordance with GAAP (subject, in each case, to any normal year-end adjustments and the absence of footnote disclosures) and present fairly in all material respects the financial position of the Contributed Entities at December 31, 2016.

(b) Except as set forth in Schedule 4.5(b), no Contributed Entity has any Indebtedness, obligations or Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Balance Sheets or the notes thereto or (ii) immaterial to such Contributed Entity and incurred in the Ordinary Course of Business since the date of the respective Balance Sheet.

4.6 Absence of Certain Developments. Except as contemplated by this Agreement or set forth on Schedule 4.6, (a) since the date of the Balance Sheets, the Contributed Entities have conducted their business only in the Ordinary Course of Business, and (b) since the date of the Balance Sheet, there has not occurred any event, change, condition, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect on any Contributed Entity.

4.7 Taxes. Except as set forth on Schedule 4.7:

(a) As of the Closing Date, the Contributed Entities and any predecessor thereof (i) are (and at all times since their formation have been), for U.S. federal and applicable state or local income Tax purposes (excluding Texas franchise tax purposes), partnerships or entities that are treated as disregarded pursuant to Treasury Regulation Section 301.7701-2 and (ii) have not made any filings with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(b) The Contributed Entities have timely filed (or have had timely filed on their behalf) with the appropriate Taxing Authorities all Tax Returns required to have been filed by them (taking into account for this purpose any extensions), and such Tax Returns were and are true, complete and correct in all material respects. All Taxes shown to be due on the Tax Returns referred to in this Section 4.7(b), and any and all Taxes otherwise due and payable (regardless of whether shown on any Tax Return) by the Contributed Entities have been timely paid in full (taking into account for this purpose any extensions).

(c) No claim has been made by any Taxing Authority in a jurisdiction where the Contributed Entities do not file Tax Returns or pay Taxes that any Contributed Entity is or may be required to file Tax Returns or pay Taxes, respectively, in that jurisdiction.

(d) As of the Closing, there are (i) no pending or, to the Knowledge of Longwood, threatened proposed material adjustments, deficiencies, underpayment or assessment of Taxes from any Taxing Authority with respect to any Contributed Entity, (ii) no ongoing audits or examinations or, to the Knowledge of Longwood, threatened proposed audits or examinations of any Tax Returns or Tax liability of any Contributed Entity and (iii) no Tax liens on the assets of any Contributed Entity other than Liens for Taxes not yet due and payable.

(e) As of the Closing, (i) no Contributed Entity is the subject of (or a party to) any agreement or arrangement with a Taxing Authority requiring Longwood, any Contributed Entity or any of their Affiliates to employ a certain number of persons or take (or refrain from taking) any other action in order to secure Tax benefits not otherwise available, and (ii) no Contributed Entity is a party to a Tax indemnity, sharing or allocation agreement (other than the agreement as set forth in Section 9.6 of the Company Agreement) with any other Person that might require any Contributed Entity to a make a payment to another Person with respect to Taxes; provided, however, that an agreement shall not be considered to be described in this Section 4.7(e) unless such agreement principally relates to Taxes.

(f) No Contributed Entity will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount, in each case prior to Closing.

(g) Other than any Texas franchise Taxes of a “combined group” that includes Matador Resources Company, MRC Energy Company, Longwood and each Contributed Entity, each Contributed Entity has no liability for the Taxes of another Person (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or other similar group prior to the Closing Date or (ii) as a transferee or successor based on an event or transaction that occurred at or prior to the Closing or as a result of the Closing.

(h) Longwood (or, in the event Longwood is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its owner) is not a “foreign person” as defined in Section 1445 of the Code.

(i) No Contributed Entity has requested or granted any requests, or entered into any agreements, or provided any consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

(j) For the avoidance of doubt, the representations and warranties made in this Section 4.7 are the only representations and warranties made by Longwood with respect to matters related to Taxes. Nothing in this Article IV or otherwise in this Agreement shall be construed as a representation or warranty regarding, or a guarantee of, and cannot be relied upon with respect to, (i) the amount or availability of any credit, loss or other Tax attribute of Longwood or any Contributed Entity after the Closing (except for the representations and warranties included in Section 4.7(a)), (ii) the Taxes of the Company or any of its Subsidiaries (including the Contributed Entities) attributable to any Tax period (or a portion thereof) beginning after the Closing Date (except for the representations and warranties included in Section 4.7(a), (e), (f), and (g)), or (iii) whether an action taken or position adopted by Longwood, any Contributed Entity or their Affiliates prior to Closing with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date is permitted to be taken or adopted by Five Point, the Company or their Affiliates after Closing with respect to a Tax period (or portion thereof) beginning after the Closing Date (and Five Point and the Company shall make their own determinations in this regard).

4.8 Real Property.

(a) Schedule 4.8(a) sets forth a complete list of (i) all material real property and material interests in real property owned, directly or indirectly, in fee by each Contributed Entity (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all material rights-of-way, easements, licenses and servitudes in favor of any Contributed Entity (the “Rights-of-Way”) and (iii) all leases of real property by any Contributed Entity involving annual payments of $5,000 or greater as lessee or lessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).

(b) Except as set forth on Schedule 4.8(b) and Permitted Liens, each Contributed Entity has marketable title to its respective Owned Property, Rights-of-Way and Real Property Leases, free and clear of Liens.

(c) Except as set forth on Schedule 4.8(c) and Permitted Liens, no Contributed Entity has received any written notice of any claim, default or event that with notice or lapse of time, or both, would constitute a default by any Contributed Entity under any of the Real Property Interests held by it that would result in a termination of any Real Property Interests or that would result in such Contributed Entity not having marketable title in connection with any Real Property Interests.

4.9 Midstream Assets.

(a) Except for Permitted Liens, and except as set forth on Schedule 4.9(a), each Contributed Entity has marketable title, or a valid leasehold interest, to all of the material items of tangible personal property used by it in the operation of the Midstream Assets, free and clear of any and all Liens. Schedule 4.9(a) lists all Midstream Assets that are owned or leased by Longwood or any of its Affiliates (other than the Contributed Entities).

(b) Except as set forth on Schedule 4.9(b), the Midstream Assets have been owned, constructed, maintained and, since the applicable in-service date in respect thereof, operated in a good and workmanlike manner and in all material respects in accordance with customary practices in the oil and gas and salt water disposal industries and all applicable Laws.

(c) Except as set forth on Schedule 4.9(c), the Midstream Assets constitute all of the material assets and properties that are owned by or held, as of the date of this Agreement, by Longwood or any Affiliate of Longwood. To the Knowledge of Longwood, except as set forth on Schedule 4.9(c), the Midstream Assets constitute all of the material assets sufficient to permit the Company to perform its obligations under the Commercial Agreements and to otherwise own and operate the assets described on Exhibits A-1, A-2 and A-3 in the Ordinary Course of Business.

4.10 Intellectual Property. Except as set forth on Schedule 4.10, each Contributed Entity owns or has valid licenses to use all Intellectual Property used by it in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.10, to the Knowledge of Longwood, (i) the material Intellectual Property used by any Contributed Entity is not the subject of any challenge received by Longwood or any Contributed Entity in writing and (ii) neither Longwood nor any Contributed Entity has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which any Contributed Entity is a party or by which it is bound.

4.11 Material Contracts.

(a) Other than this Agreement and the Company Agreement, Schedule 4.11(a) sets forth all of the following Contracts to which any Contributed Entity is, or as of the Closing will be, a party or by which any of the Midstream Assets are, or as of the Closing will be, bound (collectively, the “Material Contracts”):

(i) the Commercial Agreements;

(ii) any Real Property Lease;

(iii) any pipeline interconnection agreements;

(iv) any lease of personal property that requires or is reasonably expected to require, in accordance with its terms, payments from any Contributed Entity in excess of $50,000 in any twelve-month period;

(v) any Contract that requires or is reasonably expected to require, in accordance with its terms, payments to or from any Contributed Entity in excess of $50,000 in any twelve-month period other than any Contract that is otherwise disclosed on Schedule 4.11(a);

(vi) Contracts with any Affiliates of any Contributed Entity (including Longwood) or any current or former officer or director of Longwood, such Contributed Entity or their Affiliates, on the one hand, and such Contributed Entity, on the other hand;

(vii) Contracts that restrict the ability of any Contributed Entity to compete with any other Person or engage in any line of business or which materially limit or restrict the right or ability to operate the Midstream Assets;

(viii) Contracts for (A) the purchase or sale of any material assets, including purchase orders for material equipment, or (B) the sale of equity interests in any Contributed Entity (other than this Agreement) or the merger, consolidation or reorganization of any Contributed Entity;

(ix) Contracts relating to any acquisition (after the date hereof) by any Contributed Entity of any operating business or the capital stock of any other Person, including any associated confidentiality agreements;

(x) Contracts relating to the incurrence, assumption or guarantee of Indebtedness, the making of any advances or loans or imposing a Lien on any of the Midstream Assets;

(xi) Contracts relating to any partnership, strategic alliance or joint venture or any sharing of revenues, profits, losses, costs or liabilities; and

(xii) Contracts that include any obligation of the Company or any Contributed Entity to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of any asset or business.

(b) Longwood has made available to Five Point correct and complete copies (or, in the case of the Commercial Agreements, execution versions) of (A) all written Material Contracts and (B) all Organizational Documents of each Contributed Entity, including, in each case, all amendments thereto. Except as set forth on Schedule 4.11(b)(i), there are no oral Contracts binding on any Contributed Entity. Each of the Material Contracts is, or as of the Closing will be, in full force and effect and is, or as of the Closing will be, the legal, valid and binding obligation of the applicable Contributed Entity or the applicable Affiliate of Longwood, as applicable, and, to the Knowledge of Longwood, each other party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Contributed Entity is in breach of any Material Contract in any material respect, nor, to the Knowledge of Longwood, is any other party to any such Material Contract in breach thereof. Except as set forth on Schedule 4.11(b)(ii), no event has occurred, which after notice or lapse of time, or both, would constitute a material breach or other default by any Contributed Entity under any Material Contract, or to the Knowledge of Longwood, any other party to any such Material Contract.

4.12 Labor; Employee Matters; Employee Benefit Plans.

(a) There are no, nor have there ever been, individuals employed by any Contributed Entity. To the Knowledge of Longwood, (i) no Contributed Entity or any of its Affiliates has misclassified any Person as an independent contractor in respect of such services to any Contributed Entity rather than as an employee under any Laws, (ii) there are no pending or threatened Legal Proceedings with respect to any such misclassification and (iii) no facts or circumstances exist that are reasonably expected to give rise to any such Legal Proceeding.

(b) There are no material complaints, charges or claims against Longwood or any of its Affiliates pending or, to the Knowledge of Longwood, threatened that could be brought or filed with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Longwood or any of its Affiliates, of any individual provider of services to a Contributed Entity. There are no existing, or to the Knowledge of Longwood, threatened employment or labor disputes subject to any grievance procedure, arbitration, litigation or other Legal Proceeding, with respect to any individual provider of services to a Contributed Entity.

(c) Neither Longwood nor any of its Affiliates is, or has within the five years prior to the date hereof, been a party to any collective bargaining agreement, works council agreement or other labor union contract, and, to the Knowledge of Longwood, there has not been any threatened union organization, decertification or other labor activities with respect to any individual provider of services to Longwood or its Affiliates during such period, and, to the Knowledge of Longwood, no event has occurred or circumstance exists that may provide the basis for such activity.

(d) To the Knowledge of Longwood, no employee of, or individual provider of services to, Longwood or any of its Affiliates is in violation in any material respect of any term of any nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other similar obligation, in each case: (i) to Longwood or any Contributed Entity or (ii) to a former employer of any such employee or individual provider of services relating (A) to the right of any such employee to be employed by, or individual service provider to provide services to, Longwood or any Contributed Entity or (B) to the knowledge or use of trade secrets or proprietary information with respect to Longwood or any Contributed Entity.

(e) No Contributed Entity maintains, operates, administers or contributes to, and no Contributed Entity is required to maintain, operate, administer or contribute to, any Benefit Plan. No Contributed Entity or any of its ERISA Affiliates, has, within the six years prior to the date hereof, sponsored, maintained, contributed to, or has ever had any obligation to contribute to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA. Except with respect to intercompany arrangements with respect to the sharing of employee costs, no condition exists with respect to any Benefit Plan that could result in any Contributed Entity becoming liable directly or indirectly (by indemnification or otherwise) for any material liability under any such Benefit Plan, including by reason of affiliation of any Contributed Entity with an ERISA Affiliate thereof.

(f) For purposes of this Agreement, “Material Benefit Plan” means each material Benefit Plan that is maintained, operated, administered, contributed to or required to be contributed to by Longwood or any of its Affiliates for the benefit of any current or former director, manager, officer or employee of Longwood or any of its Affiliates who provides services to any Contributed Entity.

(g) To the extent applicable to each Material Benefit Plan, (i) each Material Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with ERISA, the Code or other applicable Law, (ii) there are no material Legal Proceedings pending, or to the Knowledge of Longwood threatened, with respect to any Material Benefit Plan or any assets of any Material Benefit Plan (other than routine claims for benefits), and (iii) to the Knowledge of Longwood, no facts or circumstances exist that could reasonably be expected to give rise to such Legal Proceeding.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former director or manager of any Contributed Entity or any current or former provider of services to any Contributed Entity to any severance pay, retention bonus, change in control payment or any other payment payable by any Contributed Entity or any of its Affiliates, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual by any Contributed Entity or any of its Affiliates, or (iii) require any contributions or payments by any Contributed Entity or any of its Affiliates to fund any obligations under any Benefit Plan, or cause any Contributed Entity or any of its Affiliates to transfer or set aside any assets to fund any Benefit Plan.

4.13 Litigation. Except as set forth on Schedule 4.13, there are no Legal Proceedings pending or, to the Knowledge of Longwood, threatened (a) against any Contributed Entity or to which any Contributed Entity is otherwise a party or (b) against any Affiliate of a Contributed Entity and relating to the assets, properties or operations of any Contributed Entity, before any Governmental Body. No Contributed Entity is subject to any Order of any Governmental Body issued in Legal Proceedings in which (a) any Contributed Entity was a party or (b) any Affiliate of any Contributed Entity was a party and that relates to the assets, properties or operations of such Contributed Entity.

4.14 Compliance with Laws; Permits.

(a) Other than with respect to Environmental Laws (which are addressed in Section 4.15) and except as set forth on Schedule 4.14(a), each Contributed Entity is in compliance in all material respects with all Laws applicable to their respective businesses or the operation of the Midstream Assets. No Contributed Entity has received any written notice of or been charged with the material violation of any Laws.

(b) The Contributed Entities hold all material Permits currently required for the ownership or operation of the Midstream Assets. To the Knowledge of Longwood, no Contributed Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any such material Permit to which such Contributed Entity is a party.

4.15 Environmental Matters. The representations and warranties contained in Section 4.5, Section 4.6, Section 4.16 and this Section 4.15 are the sole and exclusive representations and warranties of Longwood pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except as provided on Schedule 4.15:

(a) The Contributed Entities are and have been in compliance, in all material respects, with all applicable Environmental Laws and environmental provisions in any Real Property Leases, Rights-of-Way and Contracts, which compliance includes, but is not limited to, obtaining, maintaining and complying with all Permits required under all applicable Environmental Laws necessary to conduct the operation of the Midstream Assets;

(b) To the Knowledge of Longwood, there has not been any Release or threatened Release of any Hazardous Material, in either case, which would be reasonably likely to form the basis of any material Liability for any Contributed Entity;

(c) Neither Longwood nor any Contributed Entity has received any written notice or request for information and, to the Knowledge of Longwood, the Contributed Entities are not the subject of any investigation pending or threatened by any Governmental Body concerning or alleging a material violation of or liability under Environmental Law;

(d) No claims, actions, demands, suits or proceedings are pending or, to the Knowledge of Longwood, threatened against the Contributed Entities alleging a material violation of or Liability under Environmental Laws and the Contributed Entities are not subject to any material outstanding order, writ, judgment, award, injunction or decree of any Governmental Body or any arbitrator or arbitrators, in each case based on, arising out of, or relating to Environmental Law; and

(e) Longwood has provided all audits and other material reports, including all material Permits required under all applicable Environmental Laws, pertaining to the Contributed Entities’ compliance with Environmental Law, and all “Phase I,” “Phase II” or other environmental reports, in each case, in their possession or to which they have reasonable access regarding the present and past operations of the Contributed Entities.

4.16 Insurance. Except as set forth on Schedule 4.16, (a) the Midstream Assets and other assets and properties of the Contributed Entities are covered by insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Contributed Entities are a party or by which they or the Midstream Assets are bound, and (b) there are no outstanding claims under such policies relating to the Midstream Assets.

4.17 Related Party Transactions. Except as set forth on Schedule 4.17, there are no Contracts between (a) any Contributed Entity or any of its respective directors, managers, officers, employees or consultants and (b) Longwood or its Affiliates (which, for the purpose of this clause (b), does not include the Contributed Entities) or any of their respective directors, partners, managers, officers, employees or consultants, on the other hand, other than the Organizational Documents of the Contributed Entities.

4.18 Gas Regulatory Matters. No Contributed Entity is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and none of the Midstream Assets have ever been used in a manner that would require certification under the NGA or subject such assets to the jurisdiction of the Federal Energy Regulatory Commission. No Contributed Entity provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

4.19 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Longwood, any of its Affiliates or any of the Contributed Entities in connection with the transactions contemplated by this Agreement who is entitled to any fee or commission or like payment for which Five Point, the Company or any Contributed Entity would be liable.

4.20 Financing; Financial Capability. Longwood’s obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the transactions contemplated hereby. Longwood has access to, and at the Closing will have, such funds as are necessary for the consummation by it of the transactions contemplated hereby.

4.21 Investment Intent; Investment Experience. Longwood is acquiring the Securities for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Securities, in each case, in violation of the Securities Act or any other applicable Law. Longwood acknowledges and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law. Longwood acknowledges that it can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters and the industries in which the Company operates that it is capable of evaluating the merits and risks of an investment in the Securities.

4.22 Solvency. Longwood is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

4.23 Independent Investigation. Longwood has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the Company and the Contributed Entities and the risks related thereto. Longwood further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Longwood has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants in this Agreement and the Longwood Agreements and has not, and will not, rely on any other statements, representations or advice from, or any financial models or projections prepared by, Five Point, the Company, any Contributed Entity or their respective representatives or Affiliates. Longwood acknowledges that it has had the opportunity to visit with Five Point and meet with its representatives to discuss the Company, the business of the Contributed Entities (including the Midstream Assets) and their conditions and prospects.

4.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto as supplemented or amended) and the Longwood Agreements, neither Longwood nor any other Contributed Entity nor any other Person makes any other express or implied representation or warranty with respect to Longwood or the Contributed Entities or the transactions contemplated by this Agreement, and Longwood disclaims any other representations or warranties, whether made by Longwood or any of its Affiliates, or any of their respective officers, directors, employees, agents or representatives. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED) OR THE LONGWOOD AGREEMENTS, LONGWOOD HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO FIVE POINT, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES PRIOR TO THE CLOSING DATE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO FIVE POINT OR THE COMPANY BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF LONGWOOD OR ANY OF ITS AFFILIATES). LONGWOOD MAKES NO REPRESENTATIONS OR WARRANTIES TO FIVE POINT OR THE COMPANY REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY FOLLOWING THE CLOSING DATE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FIVE POINT

Five Point hereby represents to Longwood and the Company that:

5.1 Organization and Good Standing. Five Point is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business.

5.2 Authorization of Agreement. Five Point has all requisite limited liability company power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Agreement to which it is a party (together with this Agreement, the “Five Point Agreements”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Five Point Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Five Point. This Agreement has been, and each of the Five Point Agreements will be at or prior to the Closing, duly and validly executed and delivered by Five Point, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Five Point Agreement, when so executed and delivered will constitute, the legal, valid and binding obligation of Five Point, enforceable against Five Point in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Five Point of this Agreement or the Five Point Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Five Point with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) Five Point’s organizational and governing documents; (ii) any Contract or Permit to which Five Point is a party or by which any of the properties or assets of Five Point are bound; (iii) any Order of any Governmental Body applicable to Five Point or by which any of the properties or assets of Five Point are bound; or (iv) any applicable Law, in each case, except as would not, individually or in the aggregate, adversely affect the ability of Five Point to consummate the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Five Point in connection with the execution and delivery of this Agreement or the Five Point Agreements, or the compliance by Five Point with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Five Point of any other action contemplated hereby, except for the consents, waivers, approvals, Orders, permits or authorizations of, or declarations or filings with, any Governmental Body which (i) have been obtained or (ii) are customarily made or obtained following the Closing.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Five Point, threatened against Five Point or to which Five Point is otherwise a party before any Governmental Body or against any Affiliate of Five Point, in each case, (i) that would have a material effect upon the validity of this Agreement or any action taken or to be taken by Five Point in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (iii) that would reasonably be expected to adversely affect in any material respect the ability of Five Point to enter into this Agreement, perform its obligations under or consummate the transactions contemplated by this Agreement.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Five Point in connection with the transactions contemplated by this Agreement who is entitled to any fee or commission or like payment for which Longwood, the Company or any Contributed Entity would be liable.

5.6 Financing; Financial Capability. Five Point’s obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the transactions contemplated hereby. Five Point has access to, and at the Closing will have, such funds as are necessary for the consummation by it of the transactions contemplated hereby.

5.7 Investment Intent; Investment Experience. Five Point is acquiring the Securities for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Securities, in each case, in violation of the Securities Act or any other applicable Law. Five Point acknowledges and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law. Five Point acknowledges that it can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters and the industries in which the Company operates that it is capable of evaluating the merits and risks of an investment in the Securities.

5.8 Independent Investigation. Five Point has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the Company and the Contributed Entities and the risks related thereto. Five Point further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Five Point has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants in the Transaction Agreements and has not, and will not, rely on any other statements, representations or advice from, or any financial models or projections prepared by, Longwood, the Company or their respective representatives or Affiliates. Five Point acknowledges that it has had the opportunity to visit with Longwood and meet with its respective representatives to discuss the Company, the business of the Contributed Entities (including the Midstream Assets) and their conditions and prospects.

5.9 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V or the Five Point Agreements, Five Point does not make any other express or implied representation or warranty with respect to Five Point or the transactions contemplated by this Agreement, and Five Point disclaims any other representations or warranties, whether made by Five Point or any of its Affiliates, or any of their respective officers, directors, employees, agents or representatives. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V OR THE FIVE POINT AGREEMENTS, FIVE POINT HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED PRIOR TO THE CLOSING DATE (ORALLY OR IN WRITING) TO LONGWOOD, THE COMPANY OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LONGWOOD, THE COMPANY OR THEIR AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF FIVE POINT OR ANY OF ITS AFFILIATES).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents to Longwood and Five Point that:

6.1 Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability power and authority to own, lease and operate its properties and carry on its business.

6.2 Authorization of Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Company Document have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been, and each Company Document will be at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which the Company or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, in each case, except as would not, individually or in the aggregate, adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by the Company of any other action contemplated hereby, except for the consents, waivers, approvals, Orders, permits or authorizations of, or declarations or filings with, any Governmental Body which (i) have been obtained or (ii) are customarily obtained following the Closing.

6.4 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement who is entitled to any fee or commission or like payment for which Longwood, any Contributed Entity, Five Point or the Company would be liable.

ARTICLE VII

COVENANTS

7.1 Further Assurances. From time to time following the Closing, the Purchasers and the Company shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, as reasonably necessary or appropriate to assure to the Parties, their Affiliates and their respective successors and permitted assigns, the benefits, rights and obligations of such Party under the Transaction Agreements, and to otherwise make effective the transactions contemplated hereby.

7.2 Tax Matters.

(a) Proration of Taxes. Longwood shall be responsible for, and shall indemnify the Company Indemnified Parties against any and all Damages to the extent arising from or relating to: (i) any and all Taxes (or the non-payment thereof) of the Contributed Entities attributable to (A) any Tax period ending on or prior to the Closing Date or (B) the portion of any Straddle Period ending on the Closing Date; (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Contributed Entity (or its predecessor) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or no-U.S. Law or regulation; (iii) any Taxes of any person (other than the Contributed Entities) imposed on a Contributed Entity as a transferee or successor or by contract which Taxes relate to an event or transaction occurring before the Closing; (iv) any Taxes arising out of or resulting from the breach or any of the representations or warranties in Section 4.7 (subject to Section 4.7(j)); and (v) any Taxes directly resulting from any breach or nonperformance by Longwood of any of the covenants contained in this Section 7.2; provided, however, that notwithstanding anything in this Section 7.2(a) or otherwise in this Agreement to the contrary, Longwood shall not be responsible for, nor indemnify the Company Indemnified Parties against, any Taxes that are taken into account in the calculation of the Final Net Working Capital. The Company shall be responsible for, and shall indemnify Longwood and its Affiliates against, all Taxes of the Company and any of its Subsidiaries (including the Contributed Entities) attributable to (A) any Tax period beginning after the Closing Date and (B) the portion of any Straddle Period beginning after the Closing Date, in each case, that are paid to a Tax authority by Longwood or its Affiliates (excluding the Company and its subsidiaries) (it being understood that Longwood shall generally bear its share of such Taxes indirectly as a Member of the Company following Closing Date). For the avoidance of doubt and notwithstanding anything else in this Agreement to the contrary, liability for (and any claims by any Company Indemnified Party or Longwood for indemnification of) any and all Damages arising from or relating to any Taxes described in Section 9.6 of the Company Agreement shall be governed solely by the agreement set forth in Section 9.6 of the Company Agreement.

(b) For purposes of allocating any Taxes that are assessed for any Tax period that begins on or before and ends after the Closing Date (such period, a “Straddle Period”): (A) Taxes that are based upon or related to income or receipts or imposed on a transactional basis, shall be allocated to the portion of the Straddle Period in which the transaction giving rise to such Taxes occurred; provided, however, that deductions for depreciation or amortization, and any exemptions or allowances provided for under applicable Tax Laws that are a fixed dollar amount, or that are calculated or provided for on an annual basis, shall be apportioned on a time basis by assuming that an equal portion of such deductions, exemptions or allowances for the entire Straddle Period is allocable to each day in such Straddle Period, and (B) Taxes that are ad valorem, property or other Taxes imposed on a periodic basis pertaining to a Straddle Period shall be apportioned on a time basis by assuming that an equal portion of such ad valorem, property or other Taxes for the entire Straddle Period is allocable to each day in such Straddle Period. Longwood or the Company, as applicable, shall send to the other Party a statement that apportions each Tax pursuant to this Section 7.2(b) based upon the amount of Taxes actually invoiced and paid to the applicable Taxing Authority by such Party. Such statement shall be accompanied by proof of the Party’s actual payment of such Taxes. Within 10 business days of receipt of each such statement and proof of payment, the non-paying Party shall reimburse the paying Party for the non-paying Party’s allocated portion of such Taxes.

(c) Tax Refunds. If the Company, the Contributed Entities, or any of their Affiliates receives a refund of Taxes for which Longwood is responsible pursuant to Sections 7.2(a), or for which Longwood or Five Point is responsible pursuant to 7.2(e), the Company shall cause the amount of such Tax refund to be paid to Longwood or Five Point (as applicable) within 30 days following the receipt of such Tax refund. For the avoidance of doubt, the payment of such a Tax refund to Longwood or Five Point shall not be treated as a distribution for purposes of Sections 5.4, 5.5 or 7.3 of the Company Agreement.

(d) Amended Tax Returns. Following the Closing, the Company will not, unless required under applicable Tax Law, file (or cause or permit any of the Contributed Entities to file) an amended Tax Return with respect to any of the Contributed Entities for a Tax period beginning before the Closing Date without the advance written consent of Longwood (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes that may be imposed or assessed in connection with the purchase and sale of the Securities as contemplated by this Agreement (“Transfer Taxes”), shall be borne 51% by Longwood and 49% by Five Point. The Parties shall cooperate in the preparation and filing of any Tax Returns for Transfer Taxes. Reasonable expenses incurred in connection with filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne 51% by Longwood and 49% by Five Point.

(f) Tax Contests. Longwood shall, at its sole expense, be entitled to participate in whole or in part, to employ counsel of its choice, and/or to take control of the defense of any pending or threatened audits or other proceedings (including any resulting litigation), or assessments or adjustments, that relate to Taxes of the Company or any of the Contributed Entities for which Longwood may be liable hereunder (“Tax Contests”). If Longwood elects to assume the defense of a Tax Contest, Five Point shall be entitled to the participation rights set forth in Section 9.4(b) of the Company Agreement in respect of such Tax Contest, and Longwood shall not settle any Tax Contest without the consent of Five Point (which consent shall not be unreasonably withheld, delayed or conditioned).

(g) Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by either Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Contributed Entities. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Longwood and the Company agree to retain all books and records with respect to Tax matters pertinent to the Contributed Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Taxing Authority.

(h) Allocation. Within thirty (30) days after the determination of the Final Contribution Adjustment Amount pursuant to Section 2.3, Five Point shall provide Longwood with a proposed allocation of the agreed initial Book Basis of the Contributed Interests ($350,000,000) (together with all other amounts properly taken into account under applicable Law) among the assets of the Contributed Entities as of the Closing (the “Proposed Allocation”). If, within thirty (30) days after the delivery of the Proposed Allocation, Longwood notifies Five Point in writing that Longwood objects to the allocation set forth in the Proposed Allocation, Five Point and Longwood shall endeavor to resolve such dispute within thirty (30) days in good faith. Any amounts remaining in dispute at the conclusion of such thirty (30) days period shall be submitted to the Independent Accountant for resolution in accordance with the terms and conditions of Section 2.3(c), mutatis mutandis. The Proposed Allocation, as revised to reflect the resolution of any disputed items (the “Final Allocation”), shall be binding on Five Point, Longwood, and the Company and their respective Affiliates except as noted below. Neither Five Point, Longwood, or the Company, nor any of their respective Affiliates, shall take any position on any Tax Return that is inconsistent with the Final Allocation unless required to do so in good faith to settle a Tax dispute with a Taxing Authority (and in such case Five Point, Longwood, or the Company, as applicable, shall provide prompt notice that it (or its Affiliates) has taken such a position to the other parties).

7.3 Confidentiality. Except as provided in Section 7.5 below, each Party hereby agrees that the confidentiality obligations contained in Section 12.2 of the Company Agreement shall apply to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby as if (i) such confidentiality obligations were fully set forth herein and (ii) this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby were included in the definition of “Confidential Information” in the Company Agreement.

7.4 Preservation of Records. Notwithstanding anything in this Agreement to the contrary, Longwood may retain copies of any and all records and may retain the originals of those records related to Taxes and accounting and auditing matters, in each case, with respect to any period ending prior to the Closing Date, in which case Longwood shall instead provide the Company with copies of such retained records at Longwood’s sole cost and expense; provided, that Longwood shall treat any such records as Confidential Information (as defined in the Company Agreement), and such records shall be subject to Section 7.3.

7.5 Publicity. None of Longwood, Five Point or the Company shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby without obtaining the prior written approval of Longwood and Five Point, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Longwood or Five Point, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Affiliates of Longwood lists securities; provided, that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the timing and content thereof.

7.6 Consents. Following the Closing, Longwood agrees that it will use commercially reasonable efforts to obtain, as promptly as practicable, each third-party consent or approval set forth on Schedule 7.6. Until each such third-party consent or approval is obtained, Longwood or Longwood’s Affiliate, as applicable, will provide the Company with (and the Company assumes) the economic benefit, burdens, obligations and risks of ownership of the Contracts for which such consent or approval has not been obtained on or prior to the Closing (the “Retained Agreements”), and (A) Longwood will enforce, at the Company’s sole cost and expense, any and all rights of the Company, Longwood or Longwood’s Affiliate, as applicable, against third parties with respect to the Retained Agreements attributable to the period from and after the Closing, including instituting and prosecuting all proceedings against parties other than the Company, Longwood or Longwood’s Affiliate, as applicable, which Longwood may in its reasonable discretion deem proper in order to assert or enforce any rights under the Retained Agreements or defending and compromising any and all actions, suits or proceedings in respect of the Retained Agreements, (B) the Company will be entitled to retain for its own account any amounts collected pursuant to the foregoing attributable to the period from and after the Closing, including any amounts payable as interest in respect thereof, (C) Longwood or Longwood’s Affiliate, as applicable, will promptly pay to the Company when received all monies attributable to the period from and after the Closing received by Longwood or Longwood’s Affiliate, as applicable, under the Retained Agreements, (D) the Company assumes and will perform for Longwood or Longwood’s Affiliate, as applicable, at no cost to Longwood or Longwood’s Affiliate, as applicable, all obligations to be performed under the terms of the Retained Agreements during the Holding Period, including the timely payment of all fees, costs or expenses owed to the applicable third-party under the Retained Agreements, except that, if the Retained Agreement is held in the name of Longwood or Longwood’s Affiliate, Longwood or

Longwood’s Affiliate, as applicable, will continue to maintain in the name of Longwood or Longwood’s Affiliate, as applicable, any required insurance under each of the Retained Agreements, (E) Longwood will not, and will cause its Affiliates not to, amend or modify, or assign or waive any rights under, any such Contract without the unanimous consent of the board of the Company, and (F) the Company will indemnify and hold harmless Longwood and its Affiliates from and against any Damages incurred by Longwood or its Affiliates under any Retained Agreement; provided, however, that the Company shall only be required to indemnify Longwood and its Affiliates under this Section 7.6 to the extent such Damages are based upon, result from or arise out of the Company’s or its Affiliates’ activities after the Closing.

7.7 Additional Post-Closing Matters. Following the Closing, Longwood agrees that it will (i) use commercially reasonable efforts to obtain, as promptly as practicable, each additional or amended right-of-way, third-party assignment or approval necessary to cure the matters set forth on Schedule 4.8(c) and (ii) deliver to Five Point documentation evidencing the foregoing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival. The representations and warranties set forth in Articles IV, V and VI shall survive the Closing (a) indefinitely, with respect to the Fundamental Representations, (b) for a period of 12 months after the Closing, with respect to all other representations and warranties under this Agreement (other than representations and warranties contained in Section 4.7 (Taxes)) and (c) until 60 days after the expiration of the applicable statute of limitations with respect to representations and warranties contained in Section 4.7 (Taxes). The covenants and agreements of the Parties hereto contained in this Agreement which continue beyond the Closing shall survive the Closing until fully performed. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have properly been given (in accordance with this Article VIII) to the Party against whom such indemnity may be sought prior to the time at which it would otherwise terminate pursuant to the preceding sentences.

8.2 Indemnification by the Purchasers. Effective after the Closing, subject to the terms, conditions of and the limitations set forth in this Article VIII, each Purchaser hereby agrees to indemnify, severally but not jointly, the Company and its Affiliates and their respective equity holders, officers, directors, managers and employees (“Company Indemnified Parties”) against and shall hold each of them harmless from any and all damage, liability, loss, fine, penalty, cost and expense (including court costs and reasonable consultants’ and attorneys’ fees and expenses) (“Damages”) arising from, based upon, related to or associated with (i) any breach or inaccuracy of any of the representations and warranties of such Purchaser contained in Article IV or Article V of this Agreement, as applicable, (ii) any breach of any covenant or agreement of such Purchaser in this Agreement that survives Closing pursuant to this Agreement and (iii) solely with respect to Longwood, the matters specified in Schedule 8.2 (the “Specified Matters”), EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY COMPANY INDEMNIFIED PARTY, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING

CONDITION. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.2, (A) the amount of Damages in respect of any breach of a representation or warranty (excluding clause (b) of Section 4.6 or any reference to “Material” in the term “Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Material Adverse Effect (which instead will be read as any adverse effect or change), and (B) the amount of Damages in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (A) but excluding clause (b) of Section 4.6 or any reference to “Material” in the term “Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

8.3 Indemnification by the Company. Effective after the Closing, subject to the terms and conditions of this Article VIII, the Company hereby indemnifies the Purchasers and their respective Affiliates and their respective officers, directors, equity holders, managers and employees (“Purchaser Indemnified Parties”) against and shall hold each of them harmless from any and all Damages arising from, based upon, related to or associated with (i) any breach or inaccuracy of any of the representations and warranties of the Company contained in Article VI of this Agreement and (ii) any breach of any covenant or agreement of the Company in this Agreement that survives Closing pursuant to this Agreement, in each case, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PURCHASER INDEMNIFIED PARTY, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION; provided, however, that no Purchaser Indemnified Party shall be entitled to indemnification under this Section 8.3 with respect to any Damages (other than Damages relating to Taxes) in respect of the breach of any covenants or agreements of the Company the performance of which is in the control of such Purchaser. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.3, (A) the amount of Damages in respect of any breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Material Adverse Effect (which instead will be read as any adverse effect or change), and (B) the amount of Damages in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (A)) shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

8.4 Indemnification Claim Procedures.

(a) Third Party Claims. The Person seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under this Article VIII. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party), and the calculation of Damages. The Indemnified Party shall notify the Indemnifying Party within 10 days after it becomes aware of any Third-Party Claim in respect of which indemnity may be sought under this Article VIII; provided, that the failure to so notify the Indemnifying Party within such time period shall not relieve the Indemnifying Party of its obligations or liability hereunder, except to the extent such failure prejudices the Indemnifying Party’s ability to defend the Third-Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall continue to be entitled to assert any limitation of any claims contained in this Article VIII.

(c) If the Indemnifying Party elects to assume the defense of any such Third-Party Claim, it shall notify the Indemnified Party in writing of its intent to do so and the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party will have the right to assume control of such defense of the Third-Party Claim provided the Indemnifying Party shall keep the Indemnified Parties advised of the status of such Third-Party Claim and the defense thereof on a reasonably current basis. If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.4, the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the Indemnifying Party shall continue to control such defense; provided, that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if the Indemnified Party’s outside counsel shall have reasonably concluded that (x) there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise or consent to the entry of a judgment with respect to which indemnification is being sought hereunder, in each case, without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless the settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party from all liability arising out of such Third-Party Claim and (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnified Party.

(d) Each Party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Direct Claims. If the Indemnified Party has a claim for indemnity under this Article VIII against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party) and the calculation of Damages. The failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure prejudices the Indemnifying Party’s ability to defend the claim. If the Indemnifying Party does not notify the Indemnified Party within 45 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII, such direct claim for indemnity specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the direct claim for indemnity (or any portion thereof) is estimated, on such later date when the amount of such direct claim (or such portion thereof) becomes finally determined.

8.5 Limitations.

(a) De Minimis; Deductible and Damages Cap. No claim for indemnification may be brought by Company Indemnified Parties against Longwood unless the aggregate amount of Damages with respect to all such claims exceeds $1,750,000 (the “Deductible”), at which point Company Indemnified Parties may recover all Damages in respect of claims against Longwood in excess of the Deductible. The Deductible shall not apply to (1) inaccuracies in or breaches of any of Longwood’s Fundamental Representations, (2) the indemnification obligations set forth in clause (ii) of Section 8.2, including Longwood’s indemnification obligations for any breach of any covenant or agreement of Longwood set forth in Section 7.2, or (3) the Specified Matters (collectively, the “Limitation Exceptions”). Damages subject to indemnification by Longwood pursuant to Section 8.3(i) (other than in respect of any claim with respect to a breach or inaccuracy of a Fundamental Representation) relating to any single breach or series of related breaches by Longwood shall not constitute Damages, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Damages relating to any such single breach or series of related breaches exceed $150,000. The maximum aggregate liability for all indemnification claims by the Company Indemnified Parties (other than the Limitation Exceptions) against Longwood shall not exceed $17,500,000 and the maximum aggregate liability for all indemnification claims by the Company Indemnified Parties under clause (i) of Section 8.2 against either Purchaser shall not exceed $175,000,000. The maximum aggregate liability for all indemnification claims by the Purchaser Indemnified Parties under clause (i) of Section 8.3 shall not exceed $175,000,000.

(b) Consequential Damages. No Indemnifying Party will have any Liability for any consequential, punitive, exemplary, special or indirect damages except to the extent that (i) in the case of any consequential damages, such damages are the natural, probable and reasonably foreseeable result of a breach of this Agreement or (ii) the payment of such damages is to an Indemnified Party in satisfaction of a Third-Party Claim.

(c) Sole Remedy. The indemnification provided for in Section 7.2, Section 8.2 and Section 8.3 shall be the sole and exclusive remedy for damages available to any Indemnified Party for breach of any of the representations, warranties, covenants and agreements contained in this Agreement or any right, claim or action arising from this Agreement, other than actions for fraud or intentional misrepresentation; provided, however, that nothing contained in this Agreement shall in any manner limit a Party’s right to seek specific performance, injunctive relief and other equitable relief to enforce any of the other Party’s obligations under this Agreement.

(d) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate its Damages upon and after obtaining knowledge of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

(e) Insurance and Other Amounts. In calculating the amount of any Damages, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted.

(f) Reimbursement. If an Indemnified Party recovers an amount in respect of any Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid to such Indemnified Party by an Indemnifying Party pursuant to Section 8.2 or Section 8.3, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Damages plus (B) the amount otherwise received in respect thereof, exceeds (ii) the full amount of such Damages.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise provided in this Agreement, each of Longwood and Five Point shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2 Submission to Jurisdiction; Venue; Arbitration.

(a) The Parties irrevocably submit to the exclusive jurisdiction of any federal or state court located within Dallas, Texas over all claims or causes of action

(whether in contract, equity or tort) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto or the negotiation, execution, termination, performance or nonperformance of such documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement or otherwise arising from the relationship between the Parties), and each Party irrevocably agrees that all claims in respect of such dispute, claim or cause of action or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute, claim or cause of action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Other than as set forth in Section 2.3(c), any dispute or disagreement arising out of, or relating to, the formation, interpretation, performance, breach, enforcement or validity of this Agreement or any amendment or other modification hereto shall, unless the Parties otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), now in effect, except to the extent modified herein. Any arbitration hearing shall be held in Dallas, Texas. Further, unless the Parties shall mutually agree otherwise and except as otherwise set forth below, the rules of evidence of the State of Texas shall govern the discovery and presentation of evidence in any arbitration hearing.

(c) Within 30 days after submission of a dispute or disagreement to arbitration, each of Longwood and Five Point shall have the right to select one arbitrator. Within 15 days after the selection of an arbitrator by each of Longwood and Five Point, the two arbitrators selected shall select a third arbitrator. All arbitrators must be independent from each Party and its Affiliates. If either of Longwood or Five Point fails to appoint an arbitrator or an appointed arbitrator fails to appoint the third arbitrator within the prescribed 15 day period then, on reasonable notice to the other Party, either Longwood or Five Point may ask the AAA to appoint such arbitrators within 15 days of the request therefor with due regard for the selection criteria herein. The arbitrators selected pursuant to this Section 9.2 shall be qualified by education, experience or training to render a decision upon the issues of the dispute. Unless otherwise determined by the arbitrators in accordance with Section 9.2(d) below, each Party shall bear the costs incurred by such Party in connection with the procedures described in this Section 9.2 and the Company shall bear the fees and expenses of the arbitrators. Longwood and Five Point shall require the arbitrators to make a decision within 60 days after the appointment of the arbitrators; provided, however, that such time period shall be extended (but not beyond an additional 60 days) as reasonably necessary to complete discovery so long as the Party or Parties conducting such discovery are proceeding with reasonable diligence towards completion thereof, and the arbitrators’ decision shall be rendered within 10 days of the hearing.

(d) The decision of a majority of the arbitrators shall be final and binding upon the parties to the arbitration, and not subject to any appeal. The arbitration award may, at the discretion of the arbitrators, include an equitable allocation of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of, and other expenses reasonably incurred during the arbitration by the parties, taking into account the merits (or lack thereof) of the parties’ claims and defenses and the decisions of the arbitrators in respect thereof. Judgment on any arbitral award may be entered in any court in Dallas County, Texas having jurisdiction if the Party against whom the award is rendered does not comply therewith within 90 days after the date of the award, or by such other time as specified in the arbitral award. The parties shall keep the arbitration proceedings and the terms of any arbitration award confidential, unless filing for judgment on the arbitral award in any court having jurisdiction is made to enforce the arbitral award as permitted by this Section 9.2(d).

(e) Notwithstanding anything herein to the contrary, in the event of (i) any claim or dispute between Longwood or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, or (ii) the exercise of any right of the Company or any of the Contributed Entities under any Transaction Agreement between the Company or any of the Contributed Entities, on the one hand, and a Member (as defined in the Company Agreement) or any of its Affiliates, on the other hand, the Member that is not a party to such Transaction Agreement (or an Affiliate of such Member) shall have the right to direct and control the Company’s or such Contributed Entity’s assertion of any such claim by or against the Company or such subsidiary and its resulting participation in the applicable arbitration proceedings under this Agreement or another Transaction Agreement and exercise the rights of the Company or such Contributed Entity under such Transaction Agreement.

(f) The procedures specified in this Section 9.2 shall be the sole and exclusive procedures for the resolution of disputes; provided, however, either Longwood or Five Point, without prejudice to the mandatory procedures of this Section 9.2, may file a complaint for purposes of tolling the statute of limitations or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Venue for such action shall be exclusively in Dallas County, Texas. Notwithstanding such action, the Members will continue to participate in good faith in the procedures specified in this Section 9.2.

9.3 Entire Agreement; Amendments and Waivers.

(a) The Transaction Agreements (and all Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings (including any offer letters or term sheets), whether written or oral, relating to such subject matter. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and conditions of this Agreement, and the Parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this

Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

(b) The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the Parties, and compliance with any term or provision hereof may be waived only by a written instrument executed by each Party entitled to the benefits of the same. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

9.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given by delivery in person or by overnight courier or by facsimile transmission to the Parties at the respective addresses set forth below (or at such other address as any Party shall have furnished to the others in accordance with the terms of this Section 9.5). All notices and other communications that are addressed as provided in or pursuant to this Section 9.5 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery or (b) if delivered by facsimile transmission, upon transmission thereof and receipt thereof.

If to Longwood or the Company, to:

Longwood Midstream Holdings, LLC

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Attention: General Counsel

Facsimile: 972-371-5201

If to Five Point, to:

FP MMP Holdings LLC

825 Town and Country Lane, Suite 700

Attention: David N. Capobianco

Facsimile: 713-351-0701

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.7 Binding Effect; Assignment. This Agreement shall be binding solely upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as expressly provided by Section 9.8 and Article VIII. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to the assigning Party shall also apply to any such assignee unless the context otherwise requires.

9.8 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto, or the negotiation, execution, performance or non-performance of this Agreement or any other document, certificate or instrument delivered pursuant hereto (including any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement and the other documents delivered pursuant hereto) may be made only against the Persons that are expressly identified as Parties hereto or thereto. In no event shall any named Party to this Agreement or the other documents delivered pursuant hereto have any shared or vicarious liability for the actions or omissions of any other Person (except to the extent set forth therein). No Person who is not a named Party to this Agreement or the other documents delivered pursuant hereto (or a successor or permitted assign to such parties), including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity Party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or any other document, certificate or instrument delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any other document, certificate or instrument delivered pursuant hereto (except to the extent set forth therein) or its negotiation or execution; and each Party hereto or thereto waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.8.

9.9 Counterparts. This Agreement may be executed and delivered (including by electronic transmission (e.g., facsimile or pdf)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

PURCHASERS:

LONGWOOD MIDSTREAM HOLDINGS, LLC

By:	/s/ Matthew V. Hairford
	Name:	Matthew V. Hairford
	Title:	President

FP MMP HOLDINGS LLC

By:	/s/ David N. Capobianco
Name:	David N. Capobianco
Title:	Chief Executive Officer & Managing Partner

THE COMPANY:

SAN MATEO MIDSTREAM, LLC

By:	/s/ G. Gregg Krug
Name:	G. Gregg Krug
Title:	Senior Vice President

Signature Page to Subscription and Contribution Agreement